Exhibit 99.7

This exchange offer or business combination is made for the securities of a foreign company.  The exchange offer or business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a United States court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

Matters to be Disclosed Online in Giving

Notice of Convocation of

the 107th Annual General Meeting of Shareholders

Notes to Financial Statements

Notes to Consolidated Financial Statements

(	From April 1, 2014 To March 31, 2015)

•                      The above-mentioned notes form only part of the financial statements and consolidated financial statements that the Accounting Auditor has audited in preparing its Accounting Audit Report.

The Kagoshima Bank, Ltd.

Notes to Specific Items

Figures less than one million yen are rounded down to the nearest million yen.

Summary of Significant Accounting Policies

1. Valuation standards and methods of trading securities

Trading securities are valued using the fair value method (cost of sales is mainly calculated using the moving-average method.).

2. Valuation standards and methods of securities

(1)             Regarding securities, shares of subsidiaries, affiliates, etc. are determined using the actual cost method based on moving-average method. Other securities are calculated using the fair value method, based on market prices, etc. on the closing date, in principle (cost of sales is mainly calculated using the moving-average method). However, securities whose fair value is considered to be extremely difficult to measure are determined using the actual cost method based on the moving-average method. Valuation differences of other securities are reported as components of shareholders’ equity.

(2)             Funds entrusted to trust banks for securities (included in “money held in trust”) of the Bank mainly for investment purposes are stated at fair value.

3. Valuation standards and methods of derivative trading

Derivatives are calculated using the fair value method.

4. Depreciation methods of fixed assets

(1)             Tangible fixed assets (except for leased assets)

Tangible fixed assets are depreciated using the declining-balance method over the following estimated useful lives of the assets, except for buildings acquired on and after April 1, 1998 (excluding Facilities attached to the buildings), which have been depreciated using the straight-line method.

Building	19 years to 50 years
Others	2 years to 20 years

(2)             Intangible fixed assets (except for leased assets)

Intangible fixed assets are depreciated using the straight-line method. Software for internal use is amortized using the straight-line method over estimated useful lives in the Bank (five years).

(3)             Leased assets

Leased assets among “tangible fixed assets” and “intangible fixed assets” in non-ownership-transfer finance lease transactions are depreciated using the straight-line method with the lease period as useful lives. Salvage value is set at residual value in case the leasing contract provides for residual value guarantees. In other cases, the value is stated at zero.

5. Standards for converting assets and liabilities denominated in foreign currencies into Japanese yen

Assets and liabilities denominated in foreign currencies are mainly translated into Japanese yen at the exchange rates on the closing date.

6. Standards for reporting allowances

(1)             Allowance for doubtful accounts

The allowance for doubtful accounts is provided in accordance with internal rules for write-downs and allowance for doubtful accounts as detailed below.

Accounts that fall under categories of performing loans and “Need attention” loans, as specified in the “Practical Guidelines for Audits of the Self-assessment of Assets of Financial Institutions including Banks, Write-down and Allowance for Doubtful Accounts” (Report No. 4 of the Ad Hoc Committee for the Audit of Banks, etc. of JICPA), are reported based on historical loan loss ratio etc. calculated from various cases of bad loans over a certain period in the past. For claims to large-lot borrowers who are classified as “Need attention,” who are granted certain credit facilities, whose loans are classified as restructured loans, and whose future cash flows of principal and interest are reasonably estimated, an allowance is provided as the difference between the present value of expected future cash flows discounted at the contracted interest rate before restructuring and the carrying amount of claims (the cash flow estimating method). Among large-lot borrowers, in case it is difficult to reasonably estimate future cash flows, an allowance for each loan is provided based on estimated credit losses within a certain period in the future that is equivalent of the remaining loan terms calculated by the Bank. For claims to borrowers who are possibly bankrupt, an allowance has been provided for the loan losses in the amount considered to be necessary based on an overall solvency assessment of the borrowers after deducting the amount expected to be collected through the disposal of collateral or execution of guarantees. For claims to borrowers who are legally bankrupt or virtually bankrupt, an allowance has been provided based on net amounts exceeding expected collectible amounts through the disposal of collateral or execution of guarantees.

All claims are assessed by the Bank’s operating divisions in accordance with the Bank’s internal rules for self-assessing asset quality. The inspection division, which is independent from operating divisions, conducts audits of these assessments.

(2)             Provision for retirement benefits

Provision for retirement benefits, which is provided for payments of retirement benefits to employees, is recorded in the amount deemed necessary based on projected retirement benefits liabilities and the pension assets at the end of the current financial year.

To determine retirement benefits liabilities, the method for attributing the estimated amount of retirement benefits until the period that ends in the current year is based on standards for benefit formulas. Prior service costs and actuarial gains and losses are calculated as follows:

Prior service costs	Are amortized using the straight-line method over a certain number of years (10 years) within the expected average remaining service period of employees at the time of their occurrence.

Actuarial gains and losses

Are amortized using the declining-balance method over a certain number of years (10 years) within the expected average remaining service period of employees commencing from the next fiscal year of occurrence.

(3)             Provision for reimbursement of deposits

Provision for reimbursement of deposits that were derecognized as liabilities under certain conditions is provided for possible losses on future claims of withdrawal based on the historical reimbursement experience.

(4)             Provision contingent losses

Provision for contingent losses is provided for possible losses from contingent events related to the enforcement of the “responsibility-sharing system,” and is calculated by estimation of future burden charges and other payments to the Credit Guarantee Corporations.

7. Lease transaction treatment

Non-ownership-transfer finance lease transactions whose lease commenced in the fiscal year that started on April 1, 2008 are treated in accordance with the accounting method for ordinary lease transactions.

8. Hedge accounting

(1)             Hedging against interest rate changes

The Bank applies deferred hedge accounting based on the rules of the Japanese Institute of Certified Public Accountants (“JICPA”) Industry Audit Committee Report No. 24, “Accounting and Auditing Treatment on the Application of Accounting Standards for Financial Instruments in the Banking Industry” for hedge accounting to treat interest rate risk from financial assets and liabilities. The Bank assesses the effectiveness of hedging by verifying the correlation between hedged subjects and interest fluctuation factors of hedging instruments, in terms of hedges that fix cash flows.

Some assets and liabilities are treated specially by interest rate swaps.

(2)             Hedging against currency fluctuations

The Bank applies deferred hedge accounting based on the rules of the JICPA Industry Audit Committee Report No. 25, “Treatment for Accounting and Auditing of Application of Accounting Standard for Foreign Currency Transaction in Banking Industry” for hedge accounting to treat foreign currency risk from assets and liabilities denominated in foreign currencies. The Bank assesses the effectiveness of hedging using, as hedging instruments, currency swap transactions and exchange swap transactions executed for the purpose of offsetting the risk of changes in currency exchange rates of assets and liabilities denominated in foreign currencies and verifying that there are foreign currency positions of hedging instruments corresponding to the hedged assets and liabilities denominated in foreign currencies.

9. Retirement benefits accounting

Related to retirement benefits, actuarial gains and losses and past service costs that are yet to be recognized are treated differently from those in consolidated financial statements.

10. Consumption taxes accounting

Consumption tax and local consumption tax (hereinafter referred to as “consumption taxes”) are accounted for by the tax exclusion method. However, consumption taxes imposed on nontax deductible fixed assets are recorded as an expense for the current fiscal year.

Changes in accounting policy

(Application of “accounting standard for retirement benefits”)

The Bank applied “Accounting Standard Related to Retirement Benefits” (ASBJ Statement No. 26 on May 17, 2012. Hereinafter referred to as “Accounting Standard for Retirement Benefits”) and “Guidance on Accounting Standard Related to Retirement Benefits” (ASBJ Guidance No. 25, on March 26, 2015. Hereinafter referred to as “Guidance on Accounting Standard for Retirement Benefits”) in respect of the provisions of the main clause of Paragraph 35 in Accounting Standard for Retirement Benefits and the main clause of Paragraph 67 in Guidance on Accounting Standard for Retirement Benefits, starting from the current fiscal year. The methods of calculating retirement benefits liabilities and service costs were revised, where the attribution method for projected retirement benefits is changed from the “straight-line attribution” to the “benefit formula” basis. The discount rate is determined by “the method based on yields of multiple bonds that are set in each projected payment period of retirement benefits” instead of “the method based on yields of single-period bonds that are close to the average remaining service period of the employees.”

Regarding application of “Accounting Standard for Retirement Benefits,” pursuant to the transitory treatment stipulated in Paragraph 37 of “Accounting Standard for Retirement Benefits,” the affected amount, which accompanied the change of methods for calculating retirement benefits liabilities and service costs, was reduced from retained earnings at the start of the current fiscal year.

As a result, prepaid pension costs at the start of the current fiscal year decreased by 526 million yen, and Provision for retirement benefits increased by 296 million yen, reducing retained earnings by 532 million yen. Ordinary income and Income before income taxes each increased by 44 million in the current fiscal year.

Additional information

The Bank resolved at the board of directors meeting held on May 9, 2014 that the system for directors’ retirement bonuses should be abolished upon the close of the 106th ordinary general shareholders meeting scheduled for June 26, 2014, and abolition of directors’ retirement bonuses was resolved at the said general shareholders meeting. Accordingly, “provision for directors’ retirement bonuses” was reversed in full to include the unpaid amount of 547 million yen as of the end of this fiscal year in “other liabilities”.

Notes

(Balance Sheet)

1. Total amount of shares of affiliates                        ¥539 million

2. ¥22,093 million of securities that were lent pursuant to unsecured loan agreements (securities lending transactions) are included in national government bonds under “Securities.”

3. Loans and bills discounted include loans to borrowers in bankruptcy totaling ¥3,853 million, as well as past due loans totaling ¥23,615 million.

Loans to borrowers in bankruptcy are loans, etc. on which accrued interest income was not recognized (except for the amount of write-offs. Hereinafter referred to as “nonaccrual loans, “), because there is substantial doubt about the ultimate collectability of either principal or interest for reasons that they have been past due for a considerable time or other reasons, and on which any of events, defined in Article 96-1-3 or 96-1-4 of the Order for Enforcement of the Corporation Tax Act (Government Ordinance No. 97, 1965), apply.

Past due loans are nonaccrual loans other than loans to bankrupt borrowers and loans on which interest payments are deferred, in order to support the borrower’s recovery from financial difficulties.

4. There are no loans past due for three months or more.

Loans past due for three months or more are loans on which principal and/or interest is unpaid for three months or more beginning one day after the due date based on the agreement other than loans to bankrupt borrowers and past due loans.

5. The outstanding balance of restructured loans is ¥47,244 million.

Restructured loans are loans for which the Bank has restructured lending conditions, such as by reducing the original interest rate, forbearance of accruing interest payments, principal payments, or renunciation of claims to support the borrower’s reorganization, other than loans to borrowers in bankruptcy, past due loans, and accruing loans contractually past due for three months or more.

6. Total amount of assets, which consist of loans to borrowers in bankruptcy, past due loans, accruing loans contractually past due for three months or more, and restructured loans is ¥74,714 million. The amount of claims shown in above 3 to 6 is before deducting the allowance for doubtful accounts.

7. Bills discounted are treated as financial transactions based on the rules of the JICPA Industry Audit Committee Report No. 24, “Accounting and Auditing Treatment on the Application of Accounting Standards for Financial Instruments in the Banking Industry.” The Bank has the right to sell or repledge bills discounted and foreign exchange bills bought, and their total face value is ¥11,958 million.

8. Assets pledged as collateral are as follows:

Assets pledged as collateral
Securities	¥443,847 million
Liabilities related to the above pledged assets
Deposits	¥31,569 million
Payables under securities lending transactions	¥16,628 million
Borrowed money	¥90,000 million

In addition to the above, securities totaling ¥19,593 million were pledged as collateral for the settlement of exchange  and transactions of designated financial institutions.

Other assets include guarantees totaling ¥261 million.

9. Contracts for overdraft facilities and loan commitments are contracts the Bank makes with customers up to prescribed limits in response to a customer’s loan application provided there is no violation of any conditions in the contracts. The amount of unused commitments is ¥645,291 million, including ¥634,071 of unused commitments whose original contract terms are within one year or are unconditionally cancelable at any time.

Because many of these commitments expire without being drawn upon, the unused amount does not necessarily represent a future cash requirement. Most of those contracts have conditions that allow the Bank to refuse a customer’s loan application or decrease the contract limit for legitimate reasons (e.g. changes in financial situation, deterioration in customer’s creditworthiness). At the inception of the contracts, the Bank obtains real estate, securities, etc. as collateral if considered necessary. Subsequently, the Bank performs a periodic review of customers’ business results based on internal rules and takes necessary measures to reconsider conditions in the contracts and/or require additional collateral and guarantees.

10. Under the Act on Revaluation of Land (The act No. 34, promulgated on March 31, 1998), the Bank elected a one-time revaluation of its own-use land. Regarding the land revaluation difference, the amount of tax related to the difference is reported in liabilities as “deferred tax liabilities for land revaluation” and the amount minus such deferred tax liabilities is reported in net assets as “Land revaluation surplus.”

Date of revaluation	March 31, 1998

Revaluation method stipulated in Article 3, Paragraph 3, of the above Act

Based on appraised land price, decided pursuant to Article 2-1 in “Order for Enforcement of Act on Revaluation of Land (Government ordinance No. 119, promulgated on March 31, 1998),” the land value was calculated to reflect reasonable adjustments for land form and others.

However, if there is no appropriate publicized land price, the land price is calculated with the standard price of land, provided in Article 2-2 of the said Order or the price calculated by the method stipulated in the Land Value Tax Act, prescribed in Article 2-4 of the said Order, reflecting reasonable adjustments for timing of assessment and others.

The difference between the total fair market values of land used for the banking business at the end of the current fiscal year after reassessment conducted pursuant to Article 10 of the said Act, and the total book values of land used for the banking business after land revaluation is ¥15,475 million.

11. Accumulated depreciation of tangible fixed assets      ¥33,504 million

12. Amount of reduction entry of tangible fixed assets      ¥ 3,833 million

13. For corporate bonds included in “Securities,” the amount of guarantees for liabilities that the Bank provides against corporate bonds through private placement (Article 2, Paragraph 3 of Financial Instruments and Exchange Act) is ¥6,490 million.

14. Besides fixed assets reported in the balance sheet, some computers, etc. are used based on non-ownership-transfer finance lease contracts.

15. Total amount of monetary claims to affiliates         ¥14,864 million

16. Total amount of monetary debts to affiliates           ¥10,457 million

17. Retirement benefit liabilities, etc. at the end of the current fiscal year are as follows:

Retirement benefit liabilities	(¥24,609 million)
Pension assets (fair values)	¥30,600 million
Difference	¥5,991 million
Unrecognized actuarial gains and losses	¥1,134 million
Unrecognized prior service costs	¥450 million
Net amount reported in the balance sheet	¥7,575 million
Provision for retirement benefits	(¥1,602 million)
Prepaid pension costs	¥9,178 million

18. Article 18 of the Banking Act provides certain limitations on the amount available for dividends of surplus.

To pay dividends of surplus, regardless of the provisions in Article 445, Paragraph 4 of the Companies Act (amounts of capital and capital reserve), the amount, decided by multiplying the amount of surplus, which is decreased by paying the dividends, by one-fifth, is reported as Legal surplus reserve or Legal retained earnings.

Because the Bank has the Legal retained earnings reserve reaching the amount of capital, Legal capital surplus related to paying dividends of surplus in the current fiscal year is not reported.

(Statement of Income)

1. Income from transactions with affiliates
Total income from fund management transactions	¥165 million
Total income from service transactions, etc.	¥59 million
Total income related to other operating and other current transactions	¥30 million
2. Expense of transactions with affiliates
Total expenses related to financing transactions	¥110 million
Total expenses related to service transactions, etc.	¥375 million
Total expenses related to other operating and other current transactions.	¥1,177 million

(Statements of Changes in Equity)

Matters concerning the class and number of treasury stock

(Unit: 1,000 stocks)

	Number of stocks at the start of the current fiscal year	Increase in the current fiscal year	Decrease in the current fiscal year	Number of stocks at the end of the current fiscal year	Remarks
Treasury stock (Common stock)	562	21	1	582	Note

Note: The increase and decrease in treasury stocks during the current fiscal year were caused by purchases and sales of stocks of less than one unit.

(Securities)

Securities consist of “national government bonds,” “local government bonds,” “corporate bonds,” “stocks” and “other securities,” as well as “trading securities.”

1.              Securities-trading (as of March 31, 2015)

(Unit: Million yen)

Valuation difference included in current earnings
Securities-trading	0

2.              Shares of subsidiaries and affiliates (as of March 31, 2015)

		(Unit: Million yen)

	Carrying amount on the balance sheet	Fair value	Difference
Shares of subsidiaries and affiliates	539	—	—

Note: Shares of subsidiaries and affiliates are all unlisted on markets.

Because there is no market price for unlisted shares and fair value is considered to be extremely difficult to measure, acquisition costs are reported on the balance sheet.

3.              Available-for-sale securities (as of March 31, 2015)

		(Unit: Million yen)

	Class	Carrying amount	Acquisition cost	Difference
Securities with the carrying amount exceeding the acquisition cost	Stocks	97,057	43,697	53,360
	Bonds	933,272	918,702	14,570
	National government bonds	317,783	311,104	6,678
	Local government bonds	62,613	61,656	957
	Corporate bonds	552,875	545,940	6,934
	Other securities	98,044	90,388	7,656
	Subtotal	1,128,375	1,052,788	75,586
Securities with the carrying amount not exceeding the acquisition cost	Stocks	936	1,002	Δ65
	Bonds	30,380	30,420	Δ39
	National government bonds	—	—	—
	Local government bonds	2,894	2,900	Δ5
	Corporate bonds	27,485	27,520	Δ34
	Other securities	15,396	15,486	Δ90
	Subtotal	46,712	46,908	Δ195
Total		1,175,087	1,099,697	75,390

Note:         Unlisted stocks for which there are no market price and fair value is considered to be extremely difficult to measure (carrying amount of ¥4,829 million) are not included in the above “ Available-for-sale securities.”

4.              Available-for-sale securities that were sold during the current fiscal year (from April 1, 2014 to March 31, 2015)

		(Unit: Million yen)

	Amount sold	Total gains from sale	Total losses from sale
Stocks	13,978	3,140	39
Bonds	18,709	59	0
National government bonds	4,257	16	—
Local government bonds	—	—	—
Corporate bonds	14,452	43	0
Other securities	107,538	1,201	198
Total	140,226	4,400	238

5.              Write-down of securities

If the fair value of available-for-sale securities (excluding those for which fair value is considered to be extremely difficult to measure) falls significantly, the said fair value is reported on the balance sheet except for those recoverable. The valuation difference is treated as loss in the current fiscal year (hereinafter referred to as write-down).

If the fair value of individual securities falls more than 30% from the acquisition cost, the securities are subject to a judgment as to whether the value is recoverable or not in order to decide a write-down.

There were no individual securities that were written down in the current fiscal year.

(Money held in trust)

Money held in trust for trading (as of March 31, 2015)

	(Unit: Million yen)

	Carrying amount on the balance sheet	Valuation difference included in profit and loss in the current fiscal year
Money held in trust for trading	13,462	248

(Tax effect accounting)

1.              Main reasons for the occurrence of deferred tax assets and deferred tax liabilities are as follows:

Deferred tax assets
Allowance for doubtful accounts	¥10,035 million
Impairment losses	¥1,871 million
Write-downs of securities	¥957 million
Depreciation of intangible fixed assets	¥558 million
Provision for retirement benefits	¥512 million
Depreciation of tangible fixed assets	¥199 million
Provision for reimbursement of deposits	¥177 million
Valuation difference on available-for-sale-securities	¥62 million
Deferred gains (losses) on hedges	¥51 million
Others	¥1,385 million
Subtotal of deferred tax assets	¥15,812 million
Valuation allowance	(¥3,284 million)
Total deferred tax assets	¥12,527 million

Deferred tax liabilities
Valuation difference on available-for-sale-securities	(¥23,374 million)
Prepaid pension costs	(¥1,819 million)
Reserve for advanced depreciation of fixed assets	(¥248 million)
Reserve for advanced depreciation of fixed assets special account	(¥110 million)
Others	(¥8 million)
Total deferred tax liabilities	(¥25,561 million)
Net amount of deferred tax assets (liabilities)	(¥13,033 million)

2.              “Act on Partial Amendment of the Income Tax Act, etc.” (Act No.9 in 2015) and “Act on Partial Amendment of Local Tax Act, etc.” (Act No. 2 in 2015) were promulgated on March 31, 2015, to reduce corporate tax, etc. in the fiscal year starting on April 1, 2015. Accordingly, the effective statutory tax rate used for determining deferred tax assets and deferred tax liabilities will be changed from the current 35.3% to 32.8% for temporary differences that are expected to be reversed in the fiscal year starting on April 1, 2015, and to 32.0% for temporary differences that are expected to be reversed in the fiscal years starting on April 1, 2016 and thereafter. With this tax rate change, deferred tax liabilities and deferred gains (losses) on hedges were reduced by ¥1,409 million and ¥5 million respectively. Valuation difference on available-for-sale-securities and income taxes-deferred increased by ¥2,403 million and ¥989 million, respectively. Deferred tax liabilities for land revaluation decreased by ¥761 million, while difference in Land revaluation surplus increased by the same amount.

(Business Combinations, etc.)

Additional Information

Business integration between the Bank and Higo Bank

The Bank and The Higo Bank, Ltd. (Representative: Takahiro Kai, President; hereinafter referred to as “Higo Bank”; the Bank and Higo Bank shall be collectively referred to as the “Banks”) have resolved, at their respective board of directors’ meetings held on March 27, 2015 (i) to establish “Kyushu Financial Group, Inc.” a wholly owning parent company of the Banks (the “Joint Holding Company”) by way of share transfer (the “Share Transfer”) on October 1, 2015 (the “Effective Date”) and (ii) to establish an outline of the Joint Holding Company and the conditions, etc., of the Share Transfer, on the condition that the approval of the general shareholders’ meetings of the Banks will be obtained, and that the necessary licenses and permits will be obtained from the competent authorities, and thus, as of the same day, have entered into a “Business Integration Agreement” and jointly prepared a “Share Transfer Plan” as set forth below.

1.              Purpose of Business Integration Through Share Transfer

(1) Background and Purpose of Business Integration

The Banks, in serving their corporate missions as regional banks based in the Kyushu region, have been dedicating themselves to establishing stable revenue bases thanks to the strong patronage provided by the people living in each of the respective areas. However, in terms of future bank management, the Banks have recognized that they will be further required to respond to changes in the surrounding environment, including the coming population decrease and the transformation in the competitive landscape.

In view of such changes in the future environment, and in order to realize “regional revitalization” by working together with the region as regional banks, the Banks determined it necessary to establish a solid management foundation with which the Banks would be able to further exert their presence in the Kyushu region with a strong focus on their respective local areas, and to create a new expanded community-based business model. As the Banks have already announced in the November 10, 2014 press release regarding the “Basic Agreement Regarding Business Integration between The Kagoshima Bank, Ltd. and The Higo Bank, Ltd.,” the Banks entered into a basic agreement on November 10, 2014, to engage in consultations and discussions targeting a business integration through the establishment of a holding company, and since such time have engaged in consultations and discussions targeting the establishment of the Joint Holding Company through the Share Transfer scheduled to take place on October 1, 2015. As a result thereof, on March 27, 2015, the Banks have reached a final agreement regarding conducting the business integration “on an equal footing” between the Banks.

(2) Method of Share Transfer, Contents of the Allotment in the Share Transfer

(i)         Method of Share Transfer

Based on the Share Transfer Plan, the Joint Holding Company plans to acquire all of the Banks’ issued and outstanding shares on or around October 1, 2015 and, in exchange for such shares, to allot new shares in the Joint Holding Company to shareholders of the Banks.

Please note that the above schedule or form of the business integration may change in the future, in the course of engaging in the consultations and discussions towards the business integration.

(ii)      Contents of the Allotment in the Share Transfer (Share Transfer Ratio)

Company	Higo Bank	Kagoshima Bank
Share Transfer Ratio	1	1.11

(Note 1) Share allotment ratio

Higo Bank shareholders will receive one share of Joint Holding Company common stock for each share of Higo Bank common stock, and the Bank’s shareholders will receive 1.11 shares of Joint Holding Company common stock for each share of the Bank’s common stock. The total number of shares in the Joint Holding Company to be delivered to the shareholders of Higo Bank and the total number of shares in the Joint Holding Company to be delivered to the shareholders of the Bank under the Share Transfer Plan will be approximately the same (“1:1”). The number of shares constituting one share unit of the Joint Holding Company will be 100 shares.

If there are any fractional shares less than one share in the common stock of the Joint Holding Company that must be delivered to the shareholders of the Banks as a result of the Share Transfer, the amount in proportion to such fractional portion less than one share shall be paid to the relevant shareholders in accordance with the provisions of Article 234 of the Companies Act (Law No. 86 of July 26, 2005 (as amended); hereinafter the same shall apply) and the provisions of other related laws and regulations.

Please note that the above-mentioned share transfer ratio is subject to change through mutual consultation between the Banks if any material change occurs to, or if it is found that there is any event that will have a significant impact on, the property condition or financial condition of Higo Bank or the Bank during the period from the preparation date of the Share Transfer Plan to the formation date of the Joint Holding Company.

(Note 2) Number of new shares to be delivered by the Joint Holding Company (planned)

463,407,669 shares of common stock

The above number is based on the total number of issued and outstanding shares of Higo Bank common stock as of December 31, 2014, i.e. 230,755,291 shares, and the total number of issued and outstanding shares of the Bank’s common stock as of December 31, 2014, i.e. 210,403,655 shares. Each bank plans to cancel its treasury stock that it owns, to the extent practically possible, immediately before the Joint Holding Company acquires all of the Banks’ issued and outstanding shares (the “Record Time”). Accordingly, the amount of Higo Bank treasury stock as of December 31, 2014, i.e. 256,172 shares, and the amount of the Bank’s treasury stock as of December 31, 2014, i.e. 576,132 shares, are excluded from the calculation of the above-mentioned numbers of new shares of common stock to be delivered by the Joint Holding Company.

If the amount of the Banks’ treasury stock as of December 31, 2014 changes on or before the Record Time, such as where a shareholder of Higo Bank or the Bank exercises its right to demand such bank to repurchase such shareholder’s shares, the number of new shares to be delivered by the Joint Holding Company may change.

(Note 3) Treatment of shares less than one share unit

The shareholders of the Banks who receive a fractional unit (a unit equals 100 shares) of Joint Holding Company common stock as a result of the Share Transfer will not be able to sell their fractional units on the Tokyo Stock Exchange, Inc. ( “TSE”) or any other financial instruments exchange. The shareholders who hold such fractional units may compel the Joint Holding Company to repurchase their fractional units in accordance with the provisions of Article 192(1) of the Companies Act. In accordance with Article 194(1) of the Companies Act, the shareholders holding fractional units may compel the Joint Holding Company to offer for sale the number of shares necessary to achieve a whole unit with respect to shares for which they only have a fractional unit.

2. Schedule

March 27, 2015 (Friday)

Resolution at the board of directors meeting regarding the Business Integration Agreement and Share Transfer Plan, entering into the Business Integration Agreement and preparing the Share Transfer Plan

March 31, 2015 (Tuesday)	Reference date for annual general meeting of shareholders of the Banks

June 23, 2015 (Tuesday) (planned)	Annual general meeting of shareholders of the Banks for approval of the Share Transfer Plan

September 28, 2015 (Monday) (planned)	Delisting the shares of the Banks from the TSE and Fukuoka Stock Exchange (“FSE”)

October 1, 2015 (Thursday) (planned)	Registration of the incorporation of the Joint Holding Company (Effective Date) and listing of shares of the Joint Holding Company

Please note that the above schedule may change in the future upon discussion between the Banks, due to reasons such as unforeseeable requirements arising in the course of implementing the Share Transfer.

3. Company overview (as of end of December 2014)

	Trade name	The Higo Bank, Ltd.	The Kagoshima Bank, Ltd.

	Content of business	Ordinary banking business	Ordinary banking business

	Date of establishment	July 25, 1925	October 6, 1879

	Location of head office	13-5, Koyamachi 1-chome, Chuo-ku, Kumamoto-shi, Kumamoto prefecture	6-6, Kinsei-cho, Kagoshima-shi, Kagoshima prefecture

	Representative	Takahiro Kai, President	Motohiro Kamimura, President

	Capital	18,128 million yen	18,130 million yen

	Number of issued shares	230,755 thousand shares	210,403 thousand shares

	Total assets (consolidated)	4,520,643 million yen	4,077,604 million yen

	Total net assets (consolidated)	295,502 million yen	311,814 million yen

	Deposit balance (nonconsolidated)	4,009,093 million yen	3,595,059 million yen

	Loan balance (nonconsolidated)	2,656,231 million yen	2,636,657 million yen

	Fiscal year end	March 31	March 31

	Number of employees (nonconsolidated)	2,283	2,359

	Number of branches (including subbranches)	122	152

Results of operations	Fiscal year	FY ended March 2014	FY ended March 2014

	Ordinary income (consolidated)	86,004 million yen	79,030 million yen

	Ordinary profit (consolidated)	19,904 million yen	14,646 million yen

	Net profit (consolidated)	11,826 million yen	9,653 million yen

4. Status of the Newly Established Company in the Share Transfer

Trade name	Kyushu Financial Group, Inc.

Location of head office	6-6, Kinsei-cho, Kagoshima-shi, Kagoshima prefecture

Location of headquarters	1, Renpeicho, Chuo-ku, Kumamoto-shi, Kumamoto prefecture

Representatives and officers (planned)	Chairman and Representative	(currently, President of Higo Bank)
Director: Takahiro Kai

	President and Representative	(currently, President of Kagoshima Bank)
Director: Motohiro Kamimura

	Director: Shiichiro Shimoyama	(currently, Representative Director and Senior Managing Executive Officer of Higo Bank)

	Director: Akihisa Koriyama	(currently, Senior Managing Director of Kagoshima Bank)

	Director: Tsuyoshi Mogami	(currently, Director and Managing Executive Officer of Higo Bank)

	Director: Hiroyuki Matsunaga	(currently, Director and General Manager of Corporate Planning Division of Kagoshima Bank)

	Director: Koji Tsumagari	(currently, Corporate Auditor of Kagoshima Bank)

	Director: Tooru Hayashida	(currently, Executive Officer and General Manager of General Planning Division of Higo Bank)

	Director: Katsuaki Watanabe	(currently, Senior Advisor of Toyota Motor Corporation)

	Director: Takejiro Sueyoshi	(currently, Special Advisor to UNEP Financial Initiative)

	Corporate Auditor: Toyonori Ueno	(currently, Director and Senior Managing Executive Officer of Higo Bank)

	Corporate Auditor: Satoru Motomura	(currently, Corporate Auditor of Kagoshima Bank)

	Corporate Auditor: Kenichi Sekiguchi	(currently, Special Advisor of Meiji Yasuda Life Insurance Company)

	Corporate Auditor: Katsuro Tanaka	(currently, Senior Managing Partner of TMI Associates)

	Corporate Auditor: Yuko Tashima	(currently, attorney)

(Note 1) Directors Katsuaki Watanabe and Takejiro Sueyoshi are outside directors as defined under Article 2(15) of the Companies Act.

(Note 2) Corporate Auditors Kenichi Sekiguchi, Katsuro Tanaka and Yuko Tashima are outside corporate auditors as defined under Article 2(16) of the Companies Act.

Capital	36,000 million yen

Capital reserve	9,000 million yen

Fiscal year end	March 31

5. Overview of Accounting in Connection with the Share Transfer

The purchase method of accounting is expected to be used, since the Share Transfer is regarded as an acquisition under the Accounting Standards for Business Combinations. The amount of goodwill (or negative goodwill) arising as a result of the Share Transfer has not been determined at the present stage.

(Per share information)

Net equity per share	1,450.33	yen
Net income per share for current year	52.82	yen

Notes to Consolidated Financial Statements

Figures less than one million yen are rounded down to the nearest million yen.

Basis of Presenting Consolidated Financial Statements

Definition of subsidiaries is based on Article 2, Paragraph 8 of the Banking Act of Japan and Article 4-2 of the Order for Enforcement of Banking Act.

1. Matters concerning the scope of consolidation

Consolidated subsidiaries and affiliates seven companies

The Kagin Office Business Co., Ltd.

The Kagin Accounting Service Co., Ltd.

The Kagin Agency Co., Ltd.

The Kagoshima Guarantee Service Co., Ltd.

The Kagoshima Regional Economic Research Institute Co., Ltd.

The Kagoshima Lease Co., Ltd.

The Kagoshima Card Co., Ltd.

2. Matters concerning the fiscal years, etc. of consolidated subsidiaries and affiliates

Fiscal year ends of all consolidated subsidiaries and affiliates are at the end of March.

Matters concerning accounting treatment standards

1. Valuation standards and methods for valuing trading securities

Trading securities are valued using the fair value method (cost of sales is mainly calculated using the moving-average method.).

2. Valuation standards and methods for valuing securities

(1)             Regarding securities, other securities are calculated using the fair value method, based on market prices, etc. on the consolidated closing date, in principle (cost of sales is mainly calculated using the moving-average method). However, securities whose fair value is considered to be extremely difficult to measure are determined using the actual cost method based on the moving-average method. Valuation difference of other securities is reported as a component of net assets.

(2)             Funds entrusted to trust banks for securities (included in “money held in trust”) of the Bank mainly for investment purposes are stated at fair value.

3. Valuation standards and methods of derivative trading

Derivatives are calculated using the fair value method.

4. Depreciation methods of fixed assets

(1)             Tangible fixed assets (except for leased assets)

Tangible fixed assets are depreciated using the declining-balance method over the following estimated useful lives of the assets, except for buildings acquired on and after April 1, 1998 (excluding facilities attached to the buildings), which have been depreciated using the straight-line method.

Building	19 years	～	50 years
Others	2 years	～	20 years

Main tangible fixed assets of consolidated subsidiaries affiliates are depreciated using the straight-line method, based on estimated usable lives of the assets.

(2)             Intangible fixed assets (except for leased assets)

Intangible fixed assets are depreciated using the straight-line method. Software for internal use is amortized using the straight-line method over the estimated useful lives that are set forth in the Bank and consolidated subsidiaries and affiliates (five years).

5. Standards for reporting allowance for doubtful accounts

The allowance for doubtful accounts is provided in accordance with internal rules for write-downs and allowance for doubtful accounts as detailed below.

Accounts that fall under categories of performing loans and “Need attention” loans, as specified in the “Practical Guidelines for Audits of the Self-assessment of Assets of Financial Institutions including Banks, Write-down and Allowance for Doubtful Accounts” (Report No. 4 of the Ad Hoc Committee for the Audit of Banks, etc. of JICPA), are reported based on historical loan loss ratio. calculated from various cases of bad loans over a certain period in the past. For claims to large-lot borrowers who are classified as “Need attention,” who are granted certain credit facilities, whose loans are classified as restructured loans, and whose future cash flows of principal and interest are reasonably estimated, an allowance is provided as the difference between the present value of expected future cash flows discounted at the contracted interest rate before restructuring and the carrying amount of claims (the cash flow estimating method). Among large-lot borrowers, in case it is difficult to reasonably estimate future cash flows, an allowance for each loan is provided based on estimated credit losses within a certain period in the future that is equivalent of the remaining loan terms calculated by the Bank. For claims to borrowers who are possibly bankrupt, an allowance has been provided for the loan losses in the amount considered to be necessary based on an overall solvency assessment of the borrowers after deducting the amount expected to be collected through the disposal of collateral or execution of guarantees. For claims to borrowers who are legally bankrupt or virtually bankrupt, an allowance has been provided based on net amounts exceeding expected collectible amounts through the disposal of collateral or execution of guarantees.

All claims are assessed by the Bank’s operating divisions in accordance with the Bank’s internal rules for self-assessing asset quality. The inspection division, which is independent from operating divisions, conducts audits of these assessments.

Regarding allowance for doubtful accounts of consolidated subsidiaries and affiliates, an allowance for a general claim has been provided for the loan losses in the amount considered to be necessary based on the historical loan loss ratio. An allowance for specified claims, such as to the borrowers who are possibly bankrupt, is provided for loan losses in the expected uncollectible amounts in consideration of the probability of collecting each loan.

6. Provision for reimbursement of deposits

Provision for reimbursement of deposits that were derecognized as liabilities under certain conditions is provided for possible losses on future claims of withdrawal based on the historical reimbursement experience.

7. Provision for contingent losses

Provision for contingent losses is provided for possible losses from contingent events related to the enforcement of the “responsibility-sharing system,” and is calculated by estimation of future burden charges and other payments to the Credit Guarantee Corporations.

8. Accounting standards for retirement benefits

To determine retirement benefits liabilities, the method for attributing the estimated amount of retirement benefits until the period that ends in the current year is based on standards for benefit formulas. Prior service costs and actuarial gains and losses are calculated as follows:

Prior service costs	Are amortized using the straight-line method over a certain number of years (10 years) within the expected average remaining service period of employees at the time of their occurrence.
Actuarial gains and losses

Are amortized using the declining-balance method over a certain number of years (10 years) within the expected average remaining service period of employees commencing from the next fiscal year of occurrence.

To determine retirement benefits liabilities and retirement benefits costs, some consolidated subsidiaries and affiliates applied a simplified method that uses the amount of retirement benefits required for voluntary resignation at the end of the fiscal year as retirement benefits liabilities.

9. Standards for converting assets and liabilities denominated in foreign currencies into Japanese yen.

The Bank’s assets and liabilities denominated in foreign currencies are mainly translated into Japanese yen at the exchange rates on the consolidated closing date.

10. Hedge accounting

(1)         Hedging against interest rate changes

The Bank applies deferred hedge accounting based on the rules of the JICPA Industry Audit Committee Report No. 24, “Accounting and Auditing Treatment on the Application of Accounting Standards for Financial Instruments in the Banking Industry” for hedge accounting to treat interest rate risk from financial assets and liabilities. The Bank assesses the effectiveness of hedging by verifying the correlation between hedged subjects and interest fluctuation factors of hedging instruments, in terms of hedges that fix cash flows.

Some assets and liabilities are treated specially by interest rate swaps.

(2)         Hedging against currency fluctuations

The Bank applies deferred hedge accounting based on the rules of the JICPA Industry Audit Committee Report No. 25, “Treatment for Accounting and Auditing of Application of Accounting Standard for Foreign Currency Transaction in Banking Industry” for hedge accounting to treat foreign currency risk from assets and liabilities denominated in foreign currencies. The Bank assesses the effectiveness of hedging using, as hedging instruments, currency swap transactions and exchange swap transactions executed for the purpose of offsetting the risk of changes in currency exchange rates of assets and liabilities denominated in foreign currencies and verifying that there are foreign currency positions of hedging instruments corresponding to the hedged assets and liabilities denominated in foreign currencies.

11. Consumption taxes accounting

Consumption tax and local consumption tax of the Bank and consolidated subsidiaries and affiliates (hereinafter referred to as “consumption taxes”) are accounted for by the tax exclusion method.

12. Accounting standards concerning finance lease transactions

Other operating income and other operating expenses are reported at the time when lease charges should be collected.

Changes in accounting policy

(Application of “accounting standard for retirement benefits”)

The Bank applied “Accounting Standard Related to Retirement Benefits” (ASBJ Statement No. 26 on May 17, 2012. Hereinafter referred to as “Accounting Standard for Retirement Benefits”) and “Guidance on Accounting Standard Related to Retirement Benefits” (ASBJ Guidance No. 25, on March 26, 2015. Hereinafter referred to as “Guidance on Accounting Standard for Retirement Benefits”) in respect of the provisions of the main clause of Paragraph 35 in Accounting Standard for Retirement Benefits and the main clause of Paragraph 67 in Guidance on Accounting Standard for Retirement Benefits, starting from the current fiscal year. The methods of calculating retirement benefits liabilities and service costs were revised, where the attribution method for projected retirement benefits is changed from the “straight-line attribution” to the “benefit formula” basis. The discount rate is determined by “the method based on yields of multiple bonds that are set in each projected payment period of retirement benefits” instead of “the method based on yields of single-period bonds that are close to the average remaining service period of the employees.”

Regarding application of “Accounting Standard for Retirement Benefits,” pursuant to the transitory treatment stipulated in Paragraph 37 of “Accounting Standard for Retirement Benefits,” the affected amount, which accompanied the change of the calculation methods for retirement benefits liabilities and service costs, was reduced from retained earnings at the start of the current fiscal year.

As a result, asset for retirement benefits at the start of the current fiscal year decreased by 526 million yen, and liability for retirement benefits increased by 296 million yen, reducing retained earnings by 532 million yen. Ordinary income and income before income taxes and minority interests each increased by 44 million in the current fiscal year.

Additional information

The Bank resolved at the board of directors meeting held on May 9, 2014 that the system for directors’ retirement bonuses should be abolished upon the close of the 106th ordinary general shareholders meeting scheduled for June 26, 2014, and the abolition of directors’ retirement bonuses was resolved at the said general shareholders meeting. Accordingly, “provision for directors’ retirement bonuses” was reversed in full to include the unpaid amount of 547 million yen as of the end of this fiscal year in “other liabilities.”

Notes:

(Consolidated balance sheet)

1. ¥22,093 million of securities that were lent pursuant to unsecured loan agreement (securities lending transactions) are included in national government bonds under “Securities.”

2. Loans, etc. include loans to borrowers in bankruptcy totaling ¥ 3,989 million, as well as past due loans totaling ¥23,975 million.

Loans to borrowers in bankruptcy are loans, etc. on which accrued interest income was not recognized (except for the amount of write-offs. Hereinafter referred to as “nonaccrual loans, etc.”) because there is substantial doubt about the ultimate collectability of either principal or interest for reasons that they have been past due for a considerable time or other reasons, and on which any of events, defined in Article 96-1-3 or 96-1-4 of the Order for Enforcement of the Corporation Tax Act (Government Ordinance No. 97, 1965), apply.

Past due loans are nonaccrual loans, etc. other than loans, etc. to bankrupt borrowers and loans on which interest payments are deferred in order to support the borrower’s recovery from financial difficulties.

3. Loans past due for three months or more are ¥3 million.

Loans past due for three months or more are loans on which principal and/or interest is unpaid for three months or more beginning one day after the due date based on the agreement other than loans to bankrupt borrowers and past due loans.

4. The outstanding balance of restructured loans is ¥47,244 million.

Restructures loans are loans for which the Bank has restructured lending conditions, such as by reducing the original interest rate, forbearance of accruing interest payments, principal payments, or renunciation of claims to support the borrower’s reorganization, other than loans to borrowers in bankruptcy, past due loans, and accruing loans contractually past due for three months or more.

5. Total amount of assets, which consist of loans to borrowers in bankruptcy, past due loans, and accruing loans contractually past due for three months or more, and restructured loans are ¥75,213 million. The amount of claims shown in above 2 to 5 is before deducting the allowance for doubtful accounts.

6. Bills discounted are treated as financial transactions based on the rules of the JICPA Industry Audit Committee Report No. 24, “Accounting and Auditing Treatment on the Application of Accounting Standards for Financial Instruments in the Banking Industry.” The Bank has the right to sell or repledge bills discounted and foreign exchange bills bought, and their total face value is ¥11,958 million.

7. Assets pledged as collateral were as follows:

Assets pledged as collateral
Securities	¥443,847 million
Investment in leases	¥956 million
Other	¥779 million
Liabilities related to the above assets
Deposits	¥31,569 million
Payables under securities lending transactions	¥16,628 million
Borrowed money	¥91,476 million

In addition to the above, securities totaling ¥19,593 million were pledged as collateral for the settlement of exchange and transactions of designated financial institutions.

Other assets include guarantees totaling ¥315 million.

8. Contracts for overdraft facilities and loan commitments are contracts the Bank makes with customers up to prescribed limits in response to a customer’s loan application provided there is no violation of any conditions in the contracts. The amount of unused commitments is ¥653,987 million, including ¥642,767 of unused commitments whose original contract terms are within one year or are unconditionally cancelable at any time.

Because many of these commitments expire without being drawn upon, the unused amount does not necessarily represent a future cash requirement. Most of those contracts have conditions that allow the Bank and its consolidated subsidiaries and affiliates to refuse a customer’s loan application or decrease the contract limit for legitimate reasons (e.g. changes in financial situation, deterioration in customer’s creditworthiness). At the inception of the contracts, the Bank and its consolidated subsidiaries and affiliates obtains real estate, securities, etc. as collateral if considered necessary.

Subsequently, the Bank and its consolidated subsidiaries and affiliates perform a periodic review of customers’ business results based on internal rules and takes necessary measures to reconsider conditions in the contracts and/or require additional collateral and guarantees.

9. Under the Act on Revaluation of Land (The Act No. 34, promulgated on March 31, 1998), the Bank elected a one-time revaluation of its own-use land. Regarding the land revaluation difference, the amount of tax related to the difference is reported in liabilities as “deferred tax liabilities for land revaluation” and the amount minus such deferred tax liabilities is reported in net assets as “land revaluation surplus.”

Date of revaluation	March 31, 1998

Revaluation method stipulated in Article 3, Paragraph 3, of the above Act

Based on appraised land price, decided pursuant to Article 2-1 in “Order for Enforcement of Act on Revaluation of Land (Government ordinance No. 119, promulgated on March 31, 1998),” the land value was calculated to reflect reasonable adjustments for land form and others.

However, if there is no appropriate publicized land price, the land price is calculated using the standard price of land, provided in Article 2-2 of the said Order or the price calculated by the method stipulated in the Land Value Tax Act, prescribed in Article 2-4 of the said Order, reflecting reasonable adjustments for timing of assessment and others.

The difference between the total fair values of land used for the banking business at the end of the current fiscal year after reassessment conduced pursuant to Article 10 of the said Act, and the total book values of land used for the banking business after land revaluation is ¥15,475 million.

10. Accumulated depreciation of tangible fixed assets                ¥33,692 million

11. Amount of reduction entry of tangible fixed assets                 ¥3,833 million

12. For corporate bonds included in “Securities,” the amount of guarantees for liabilities that the Bank provides against corporate bonds through private placement (Article 2, Paragraph 3 of Financial Instruments and Exchange Act) is ¥6,490 million.

13. Retirement benefit liabilities, etc. at the end of the current fiscal year are as follows:

Funded retirement benefits liabilities (corporate pension funds)	(¥22,798 million)
Pension assets (fair values)	¥30,600 million
Difference	¥7,801 million
Unfunded retirement benefits liabilities (lump-sum retirement allowance)	(¥1,866 million)
Net liabilities and assets reported on consolidated balance sheet	¥5,935 million
Liability for retirement benefits	(¥1,866 million)
Asset for retirement benefits	¥7,801 million

(Consolidated statements of income)

“Other income” includes ¥3,140 million of gains from sale of stocks, etc.

(Consolidated statements of changes in equity)

1. Matters concerning the classes and total number of outstanding stocks and the class and number of treasury stock

(Unit: 1,000 shares)

	Number of stocks at the start of the current consolidated fiscal year	Increase in the current consolidated fiscal year	Decrease in the current consolidated fiscal year	Number of stocks at the end of the current consolidated fiscal year	Remarks
Outstanding stocks	210,403	—	—	210,403
Common stocks	210,403	—	—	210,403
Treasury stocks	562	21	1	582	Note
Common stocks	562	21	1	582

Note: The increase and decrease in treasury stocks during the current consolidated fiscal year were caused by purchases and sales of stocks less than one unit.

2. Matters concerning dividends

(1)         Dividend payout during the current consolidated fiscal year.

Resolution	Class of stocks	Total amount of dividends	Dividend per share	Record date	Effective date
Ordinary general shareholders meeting on June 26, 2014	Common stocks	¥944 million	¥4.50	March 31, 2014	June 27, 2014
Board of directors meeting on November 10, 2014	Common stocks	¥944 million	¥4.50	September 30, 2014	December 10, 2014
Total		¥1,888 million

(2)         Dividends whose record date belongs to the current consolidated fiscal year and whose effective date of dividends comes after the last day of the current consolidated fiscal year.

Resolution	Class of stocks	Total amount of dividends	Source of dividends	Dividend per share	Record date	Effective date
Ordinary general shareholders meeting on June 23, 2015	Common stocks	¥1,154 million	Retained earnings	¥5.50	March 31, 2015	June 24, 2015

(Financial instruments)

1. Matters concerning the status of financial instruments

(1)         Policy for financial instruments

The main business of the Group is banking operations, which consist of deposit-taking from individuals and corporations, and lending services with funds raised in the money markets, securities investments, etc. Besides, the Group provides other financial services, such as leasing services.

Accordingly, the Bank holds financial assets and liabilities that are subject to interest rate fluctuations and market price fluctuations. To minimize unfavorable impacts, the Bank conducts Asset-Liability Management (ALM) to comprehensively identify and control risks concerning all of the bank’s assets and liabilities, including off-balance sheet transactions, with the aim of improving and stabilizing earnings. The Bank conducts derivative transactions as part of ALM.

(2)         Nature and extent of risks arising from financial instruments

The main financial instruments the Group has are as follows:

The Group provides loans mainly to domestic corporations and individual customers. Loans are exposed to credit risk, which represents losses on defaults due to a deterioration of a borrower’s financial condition. Moreover, fixed interest rate loans are exposed to interest rate risks.

The Group holds securities, such as national government bonds, local government bonds, corporate bonds and equity securities. These securities are exposed to interest rate risks, market price risks, foreign exchange risks, and credit risks.

The Bank handles deposits and negotiable certificates of deposits from customers. These deposits are exposed to interest rate risks.

Call money is exposed to liquidity risk, which may lead the Bank to face difficulties in raising the necessary funds under certain conditions.

The Group conducts derivative transactions mainly to manage market risks of loans and securities, etc., and applies hedge accounting partially to them.

(3)         Risk management for financial instruments

[1] Credit risk management

As a basis of credit risk management, the Bank monitors the financial status of debtors. The Bank’s basic policy is to improve guidance for debtors who need to be monitored on how to improve their performance, while strengthening credit risk management for each debtor and upgrading portfolio management methods.

To enhance its risk management system, the Bank has established a system of checks and balances in its credit risk management operations by separating the Corporate Risk Management Department from the Credit & Investment Planning Department.

Corporate credit rates are decided using the Monitoring System of Customers with the Key Man financial support system. Under the monitoring system of customers, a corporate credit rate is given to a customer upon checking actual financial or nonfinancial conditions in accordance with internal standards. Then, the borrower’s classification is decided in line with the corporate credit rating obtained by a self-assessment, and lending policies and lending rates are established according to the corporate credit rate. The whole process is centered on the corporate credit rating.

The Credit Risk Management Department takes actions such as measuring the volume of risk of a credit portfolio, and reports the management situation to the Risk Management Committee and the ALM Committee regularly or as needed, and the agenda is reported to the board of directors.

Regarding credit examinations and lending judgments on individual transactions, the Bank has established a “Lending Policy,” which determines basic lending policies, individual lending criteria, and conducts credit examinations in accordance with the policy to prevent a concentration of lending.

[2] Market risk management

The Bank recognizes the importance of appropriate market risk management to attain its goals. Therefore, its basic policy is to understand the status of market risk precisely and to take and manage appropriate business risks by establishing an appropriate market risk management system that enables it to capture profit opportunities.

The Bank has separated departments into the market division (front office), the office management division (back office), and the risk management division (middle office), and has established an effective mutual monitoring system, while the Bank conducts strict operational management with retention limits, value at risk (VaR) limits, and loss limits, which are decided by the executive board on a semiannual basis.

The middle office reports to directors on a daily basis and to the Risk Management Committee on a monthly basis on the status of risks of market transactions, such as use of retention limits, unrealized gains and losses, basis point value of the securities portfolio, and VaR. The study results of the Risk Management Committee are reported to the board of directors.

The ALM Committee monitors market risks, including interest rate risk of bank accounting in terms of the comprehensive management of assets and liabilities, and studies hedging strategies based on the financial environment and market forecasts.

[Quantitative information of market risks]

(Financial instruments held for trading purposes)

Concerning available-for-sale securities, the Bank has set upper holding limits. As of March 31, 2015, the limit for trading securities was ¥30 billion and that for fund trusts was ¥20 billion. The policy for managing trading securities is to buy and sell securities for customers smoothly and make profits by taking advantage of short-term fluctuations in the securities markets, etc. and discrepancies among markets. As of March 31, 2015, the loss limit of trading securities is set at ¥100 million to manage risk. The Bank holds fund trusts to earn profit by taking advantage of short-term fluctuations in securities markets and discrepancies among markets. The loss limit of fund trusts is set at ¥400 million to manage risk.

(Financial instruments held for other than trading purposes)

a. Interest rate risks

The main financial instruments that are affected by interest rate risks in the Bank are “Loans and bills discounted,” bonds classified as other securities in “Securities,” “Deposits in the banking business” and interest rate swaps in “Derivative transactions.”

The Bank has computed the VaR of these financial assets and liabilities and uses it for quantitative analyses of interest rate risk management. Computing VaR employs the variance-covariance method (a 60-day holding period, a 99% confidence level and a five-year observation period). The aggregate amount of interest rate risks (value of estimated record of losses) in the Bank was ¥7.9 billion in total as of March 31, 2015. The Bank conducts back-testing to verify the reliability of the VaR that the model produces through the monthly monitoring and analyzing of variable factors. The results support the reliability of the Bank’s model, which has captured interest rate risks with sufficient accuracy.

The Bank has computed interest rate risks with core deposits estimated using the core deposits measurement model. In this model, the Bank estimates the amount of core deposits from a shift of the lower 99th percentile of deposit decrease in the future distribution of demand deposits. The future distribution is computed using a linear regression model and a future interest rate scenario, and the linear regression model uses the one-month Tokyo Interbank Offered Rate as an explanatory variable. The Bank conducts back-testing to verify the reliability of the core deposits measurement model by comparing core deposits expectations and core deposits actual values, which are measured using the core deposits measurement model. The results support the reliability of the Bank’s model, which has captured core deposits movements with sufficient accuracy.

However, the VaR and the core deposits measurement model represents the amount of interest rate risks and core deposits arising with a certain probability using a statistical methodology based on historical interest rate fluctuations and the relationship between interest rate fluctuations and deposit fluctuations. It may not be able to capture interest rate risks and movements of core deposits arising under extreme market movements outside normal estimates.

b. Market price risks

The Bank calculates and uses VaR for quantitative analyses of market price risk of other securities in “Securities.” The calculation of VaR employs the variance-covariance method (a 60-day holding period, [regarding a part of assets, for example, cross-shareholdings is 125 days], a 99% confidence level and a one-year observation period). The VaR was ¥28.8 billion as of March 31, 2015.

The Bank verifies the reliability of the VaR measurement model by comparing the VaR calculated using that model with gains or losses that are assumed to have occurred when the portfolio was fixed. According to the results of the research, it is believed that the measurement model used is adequate to capture market risk. It should be noted that VaR measures the amount of market risk at certain probability levels statistically calculated based on historical market fluctuations; therefore, there may be cases where market risk cannot be captured in such situations with extreme changes in market conditions outside normal estimates.

[3] Liquidity risk management concerning fundraising

The financing condition of the Bank is stable because the Bank raises most of its operational funds from deposits. The financing Management Department, which is within the Market Financing Department, monitors the Bank’s financing conditions on a daily, weekly, and monthly basis, and conducts adequate market funding as needed.

The Risk Management Department, which is independent from the Financing Management Department, monitors the Bank’s financing conditions on a daily basis, and applies available funding methods, such as making preparations for market funding by holding securities to prepare for contingencies.

The monitoring results of the Bank’s financing conditions and market liquidity risks are reported to the Risk Management Committee, and the study results of the Risk Management Committee are reported to the board of directors.

[4] Derivative transactions risk management

Regarding derivative transactions, the basic policy of the Bank is to reduce market risks of loans and securities.

Market risks and credit risks are inherent in derivative transactions used by the Bank.

Market risks include interest rate risks in interest-related derivative transactions, exchange rate risks in currency-related derivative transactions, and market price risks in security/bond-related derivative transactions.

Regarding credit risks, the Bank handles trades with stock exchanges and only creditable banks and securities companies, and reduces default risks appropriately by applying operational limits.

The Bank manages its risks mainly by verifying whether effective derivative transactions are used to reduce asset liability risks, such as fluctuations in interest rates and foreign exchange rates. The basic policy is studied by the ALM Committee, and transactions and management are conducted by the Market Financing Department.

(4)         Supplementary explanations of matters relating to fair values of financial instruments

Fair values of financial instruments include values based on market prices, and values deemed to be market prices obtained by a reasonable estimate when financial instruments do not have market prices. Because certain assumptions are adopted for calculating such values, values may differ when adopting different assumptions.

2. Matters related to fair values of financial instruments

The following table summarizes the carrying amounts on the consolidated balance sheet and fair values of financial instruments as of March 31, 2015, together with their differences. Note that the following table does not include unlisted securities and certain other securities for which fair value is extremely difficult to determine. (Refer to Note 2)

	(Unit: Million yen)
	Carrying amount in consolidated balance sheet	Fair value	Unrealized gains/losses
Assets
(1) Cash and due from banks	103,207	103,207	—
(2) Call loans and bills bought	—	—	—
(3) Trading securities Securities-trading	179	179	—
(4) Securities Available for sale securities	1,175,632	1,175,632	—
(5) Loans and bills discounted	2,668,258
Allowance for doubtful accounts (*1)	(33,080)
	2,635,177	2,670,430	35,252
Total of assets	3,914,197	3,949,449	35,252
Liabilities
(1) Deposits	3,445,660	3,446,051	391
(2) Negotiable certificates of deposits	100,487	100,528	41
(3) Call money and bills sold	24,514	24,514	—
(4) Borrowed money	96,864	96,858	(6)
Total of liabilities	3,667,527	3,667,953	426
Derivative transactions (*2)
Hedge accounting is not applied	(21)	(21)	—
Hedge accounting is applied	(161)	(161)	—
Total of derivative transactions	(182)	(182)	—

(*1) Allowance for doubtful accounts related to loans and bills discounted has been deducted.

(*2) Derivative transactions recorded in “Other assets” and “Other liabilities” are aggregated and shown herein in total.

Derivative instruments are presented as net of assets and liabilities associated with derivative transactions. Items of net liabilities in aggregate are shown in (  ).

(Note 1) Method used for determining fair values of financial instruments

Assets

(1)         Cash and due from banks

Fair values of cash and due from banks that have no maturity dates are approximately equivalent to carrying amounts. Accordingly, the carrying amounts are deemed as fair values. Regarding cash and due from banks with maturity dates, fair values are approximately equivalent to the carrying amount because of their short maturities (less than one year). Therefore, the carrying amounts are regarded as fair values.

(2)         Call loans and bills purchased

Fair values of call loans and bills purchased are approximately equivalent to carrying amounts because of their short maturities (less than one year). Accordingly, the carrying amounts are regarded as fair values.

(3)         Trading securities

For securities, such as bonds that are held for trading, fair values are measured at market prices quoted on bond markets or quoted prices obtained from financial institutions.

(4)         Securities

Fair values of stocks are measured at the market prices quoted on stock markets. Fair values of bonds are mainly measured at the quoted market prices in bond markets or quoted prices obtained from financial institutions. Fair values of investment trusts are measured at the standard prices disclosed publicly.

See “(Related to securities)” for notes related to securities by holding purpose.

(5)         Loans and bills discounted

Because floating—rate loans are immediately affected by movements of market rates, fair values of these loans are approximately equivalent to carrying amounts in cases where the credit risks of debtors has not significantly changed from the execution of the loans. Therefore, the carrying amounts are regarded as fair values. Fixed-rate loans are segmented by loan type, internal rating, and period, and their fair values are determined by discounting the total amount of principal and interest by the assumed interest rate on new lending of a similar type.

For loans to debtors who are legally bankrupt, virtually bankrupt, and possibly bankrupt, an allowance for doubtful accounts calculated from the current value of expected future cash flows or from the amount expected to be collected through the disposal of collateral or the execution of guarantees is provided. Therefore, fair values are approximately equivalent to the carrying amount of claims minus the carrying amount of allowance for doubtful accounts at the consolidated balance sheet date. Therefore that amount is regarded as fair value.

The carrying amount of loans and bills discounted that do not have fixed maturities due to loan characteristics, such as limited loan amounts within the value of pledged assets, is considered to approximate fair value due to their expected repayment and interest conditions. Accordingly, carrying amounts are regarded as fair values.

Liabilities

(1)         Deposits

Fair values of demand deposits are recognized as the payment amount required at the balance sheet date (i.e. carrying amounts). Fair values of time deposits are calculated by classifying them on the basis of their terms and by discounting future cash flows. The discount rates used in such calculations are interest rates when accepting new deposits.

(2)         Negotiable certificates of deposit

Fair values of fixed negotiable certificates of deposit are calculated by classifying them on the basis of their terms and by discounting future cash flows. The discount rates used in such calculations are interest rates when accepting new negotiable certificates of deposit.

(3)         Call money and bills sold

Fair values of call money and bills sold are approximately equivalent to carrying amounts because of their short maturities (less than one year). Therefore, the carrying amounts are regarded as fair values.

(4)         Borrowed money

The carrying amount of borrowed money with floating interest rates approximates fair value because market rates are promptly reflected in the floating interest rate, and credit risks of the Bank and its consolidated subsidiaries and affiliates have not changed significantly after borrowing. The carrying amounts are regarded as fair values. Fair value of borrowed money with fixed interest rates is determined by discounting future cash flows at the rate that would be applied for similar new contracts. Fair values of borrowed money with maturities of less than one year are approximately equivalent to carrying amounts. Therefore, the carrying amounts are regarded as fair values.

Derivative transactions

Derivative transactions consist of interest rate-related transactions (including interest rate swaps) and currency-related transaction (including currency swaps and exchange forward contracts), and are presented as prices calculated based on discount present values.

(Note 2) The carrying amount of financial instruments for which fair value is considered to be extremely difficult to determine is as described below and is not included in information on fair values of financial instruments “Assets (4) Securities.”

(Unit: Million yen)

Classification	Carrying amount on the consolidated balance sheet
[1] Unlisted stocks (*1)	2,630
[2]Investments in partnerships (*2)	2,514
Total	5,144

(*1) Unlisted stocks are outside the scope of fair value disclosure because there are no market prices for them and fair value is considered to be extremely difficult to determine.

(*2) Investments in partnerships, the assets of which comprise unlisted stocks without a readily available market price, are outside fair value disclosure because fair values of those investments cannot be reliably determined.

(Note 3) Monetary claims and planned amount of redemption of securities with maturity after the consolidated closing date.

(Unit: Million yen)

	One year or less	More than 1 year up to 3 years	More than 3 years up to 5 years	More than 5 years up to 7 years	More than 7 years up to 10 years	More than 10 years
Due from banks	58,777	—	—	—	—	—
Call loan and bills bought	—	—	—	—	—	—
Securities
Other securities with a maturity	171,419	336,784	301,008	136,912	65,147	34,126
Loans and bills discounted (*)	778,647	542,074	392,531	224,909	223,253	479,364
Total	1,008,844	878,859	693,539	361,822	288,400	513,491

(*) Loans and bills discounted to borrowers who are legally bankrupt, virtually bankrupt, and possibly bankrupt amounting to \27,477 million are excluded from the table above.

(Note 4) Planned amount to payback interest-bearing debt after the consolidated closing date.

(Unit: Million yen)

	One year or less	More than 1 year up to 3 years	More than 3 years up to 5 years	More than 5 years up to 7 years	More than 7 years up to 10 years	More than 10 years
Deposits (*)	3,334,933	96,863	13,863	0	—	—
Negotiable securities of deposit	100,387	100	—	—	—	—
Call money and bills sold	24,514	—	—	—	—	—
Borrowed money	32,401	63,141	1,224	97	—	—
Total	3,492,237	160,104	15,087	97	—	—

(*) Demand deposits in Deposits are included in “One year or less.”

(Securities)

Matters concerning the fair value of securities and their valuation differences are as described below. “Securities” and “Trading securities” are included here.

1. Securities-trading (as of March 31, 2015)

(Unit: Million yen)

Valuation differences included in current earnings
Securities-trading	0

2. Available-for-sale securities (as of March 31, 2015)

(Unit: Million yen)

	Classification	Carrying amount	Acquisition cost	Difference
Securities with the carrying amount exceeding the acquisition cost	Stocks	97,601	43,946	53,655
	Bonds	933,272	918,702	14,570
	National government bonds	317,783	311,104	6,678
	Local government bonds	62,613	61,656	957
	Corporate bonds	552,875	545,940	6,934
	Other securities	98,044	90,388	7,656
	Subtotal	1,128,919	1,053,037	75,881
Securities with the carrying amount not exceeding the acquisition cost	Stocks	936	1,002	(65)
	Bonds	30,380	30,420	(39)
	National government bonds	—	—	—
	Local government bonds	2,894	2,900	(5)
	Corporate bonds	27,485	27,520	(34)
	Other securities	15,396	15,486	(90)
	Subtotal	46,712	46,908	(195)
Total		1,175,632	1,099,946	75,685

Note: Unlisted stocks for which there are no market prices and fair value is considered to be extremely difficult to measure (the carrying amount of \5,144 million) are not included in “Available-for-sale securities” in the above table.

3.              Available-for-sale securities that were sold during the current consolidated fiscal year (from April 1, 2014 to March 31, 2015)

(Unit: Million yen)

	Sales amount	Total gains from sale	Total losses from sale
Stocks	13,978	3,140	39
Bonds	18,709	59	0
National government bonds	4,257	16	—
Local government bonds	—	—	—
Corporate bonds	14,452	43	0
Other securities	107,538	1,201	198
Total	140,226	4,400	238

4.              Write-down of securities

If the fair value of Available-for-sale securities (excluding those for which fair value is considered to be extremely difficult to measure) falls significantly, the said fair value is reported on the balance sheet except for those recoverable. The valuation difference is treated as loss in the current fiscal year (hereinafter referred to as write-down).

If the fair value of individual securities falls more than 30% from the acquisition cost, the securities are subject to a judgment as to whether the value is recoverable or not in order to decide a write-down.

There were no individual securities that were written down in the current consolidated fiscal year.

(Money held in trust)

Money held in trust for trading (as of March 31, 2015)

(Unit: Million yen)

	Carrying amount on the consolidated balance sheet	Valuation difference included in profit and loss in the current consolidated fiscal year
Money held in trust for trading	13,462	248

(Tax effect accounting)

1.              Main reasons for the occurrence of deferred tax assets and deferred tax liabilities are as follows:

Deferred tax assets
Allowance for doubtful accounts	¥10,462 million
Impairment losses	¥1,871 million
Write-downs of securities	¥973 million
Liability for retirement benefits	¥598 million
Depreciation of intangible fixed assets	¥558 million
Depreciation of tangible fixed assets	¥201 million
Provision for reimbursement of deposits	¥177 million
Valuation difference on available-for-sale securities	¥62 million
Deferred gains (losses) on hedges	¥51 million
Others	¥1,481 million
Subtotal of deferred tax assets	¥16,441 million
Valuation allowance	(¥3,318 million)
Total deferred tax assets	¥13,122 million

Deferred tax liabilities
Valuation difference on available-for-sale securities	(¥23,468 million)
Asset for retirement benefits	(¥1,379 million)
Reserve for advanced depreciation of fixed assets	(¥248 million)
Reserve for advanced depreciation of fixed assets special account	(¥110 million)
Others	(¥8 million)
Total deferred tax liabilities	(¥25,215 million)
Net amount of deferred tax assets (liabilities)	(¥12,092 million)

2.              “Act on Partial Amendment of the Income Tax Act, etc.” (Act No.9 in 2015) and “Act on Partial Amendment of Local Tax Act, etc.” (Act No. 10 in 2015) were promulgated on March 31, 2015, to reduce corporate tax, etc. in the fiscal year starting on April 1, 2015. Accordingly, the effective statutory tax rate used for determining deferred tax assets and deferred tax liabilities will be changed from the current 35.3% to 32.8% for temporary differences that are expected to be resolved in the fiscal year starting on April 1, 2015, and to 32.0% for temporary differences that are expected to be resolved in the fiscal years starting on April 1, 2016 and thereafter. With this tax rate change, deferred tax assets, deferred tax liabilities, deferred gains (losses) on hedges, and remeasurements of defined benefit plans were reduced by ¥24 million, ¥1,358 million, ¥5 million, and ¥52 million respectively. Valuation difference on available-for-sale securities and corporate income taxes adjustments increased by ¥2,408 million and ¥1,016 million, respectively. Deferred tax liabilities for land revaluation decreased by ¥761 million, while difference in the land revaluation surplus increased by the same amount.

(Business Combinations, etc.)

Transactions under common control

Additional acquisition of shares of subsidiaries and affiliates by the Bank

On March 30, 2015, the Bank acquired additional common shares of The Kagoshima Guarantee Service Co., Ltd. which is a consolidated subsidiary, and The Kagoshima Lease Co., Ltd. and The Kasgoshima Card Co., Ltd. which are affiliates.

1. Summary of transactions

(1) Names and lines of business of parties for business combination

The Kagoshima Guarantee Service Co., Ltd. (debt guaranty service)

The Kagoshima Lease Co., Ltd. (lease service, money lending, etc.)

The Kasgoshima Card Co., Ltd. (credit card business, debt guaranty service, money lending, etc.)

(2) Date of business combination

March 30, 2015

(3) Legal form of business combination

Share acquisition from minority shareholders

(4) Name after business combination

The names are not changed.

(5) Other matters related to summary of transactions

The Bank acquired part of common shares of the above subsidiaries and affiliates from minority shareholders with the aim of strengthening group-wide integrated management.

2. Summary of accounting treatment conducted

The Bank accounted for the above transactions as transactions under common control pursuant to ASBJ Statement No. 21, “Accounting Standard for Business Combinations” and ASBJ Guidance No. 10, “Guidance on Accounting Standard for Business Combinations and Business Divestitures” issued on September 13, 2013.

3. Matters related to the additional acquisition of shares of subsidiaries and affiliates

(1) Acquisition cost and its breakdown

Consideration for acquisition Cash and due from banks	¥9 million
Acquisition cost	¥ 9 million

(2) Amount of a gain on negative goodwill and reason of occurrence

[1] Amount of a gain on negative goodwill arising from the transactions

¥2,130 million

[2] Reason for occurrence

The acquisition cost of subsidiary shares from minority shareholders was lower than the decreased amount of minority interests.

Additional Information

Business integration between the Bank and Higo Bank

The Bank and The Higo Bank, Ltd. (Representative: Takahiro Kai, President; hereinafter referred to as “Higo Bank”; the Bank and Higo Bank shall be collectively referred to as the “Banks”) have resolved, at their respective board of directors’ meetings held on March 27, 2015 (i) to establish “ Kyushu Financial Group, Inc.” a wholly owning parent company of the Banks (the “Joint Holding Company”) by way of share transfer (the “Share Transfer”) on October 1, 2015 (the “Effective Date”) and (ii) to establish an outline of the Joint Holding Company and the conditions, etc., of the Share Transfer, on the condition that the approval of the general shareholders’ meetings of the Banks will be obtained, and that the necessary licenses and permits will be obtained from the competent authorities, and thus, as of the same day, have entered into a “Business Integration Agreement” and jointly prepared a “Share Transfer Plan” as set forth below.

1. Purpose of Business Integration Through Share Transfer

(1) Background and Purpose of Business Integration

The Banks, in serving their corporate missions as regional banks based in the Kyushu region, have been dedicating themselves to establishing stable revenue bases thanks to the strong patronage provided by the people living in each of the respective areas. However, in terms of future bank management, the Banks have recognized that they will be further required to respond to changes in the surrounding environment, including the coming population decrease and the transformation in the competitive landscape.

In view of such changes in the future environment, and in order to realize “regional revitalization” by working together with the region as regional banks, the Banks determined it necessary to establish a solid management foundation with which the Banks would be able to further exert their presence in the Kyushu region with a strong focus on their respective local areas, and to create a new expanded community-based business model. As the Banks have already announced in the November 10, 2014 press release regarding the “Basic Agreement Regarding Business Integration between The Kagoshima Bank, Ltd. and The Higo Bank, Ltd.,” the Banks entered into a basic agreement on November 10, 2014, to engage in consultations and discussions targeting a business integration through the establishment of a holding company, and since such time have engaged in consultations and discussions targeting the establishment of the Joint Holding Company through the Share Transfer scheduled to take place on October 1, 2015. As a result thereof, on March 27, 2015, the Banks have reached a final agreement regarding conducting the business integration “on an equal footing” between the Banks.

(2) Method of Share Transfer, Contents of the Allotment in the Share Transfer

(i)          Method of Share Transfer

Based on the Share Transfer Plan, the Joint Holding Company plans to acquire all of the Banks’ issued and outstanding shares on or around October 1, 2015 and, in exchange for such shares, to allot new shares in the Joint Holding Company to shareholders of the Banks.

Please note that the above schedule or form of the business integration may change in the future, in the course of engaging in the consultations and discussions towards the business integration.

(ii)       Contents of the Allotment in the Share Transfer (Share Transfer Ratio)

Company	Higo Bank	Kagoshima Bank
Share Transfer Ratio	1	1.11

(Note 1) Share allotment ratio

Higo Bank shareholders will receive one share of Joint Holding Company common stock for each share of Higo Bank common stock, and the Bank’s shareholders will receive 1.11 shares of Joint Holding Company common stock for each share of the Bank’s common stock. The total number of shares in the Joint Holding Company to be delivered to the shareholders of Higo Bank and the total number of shares in the Joint Holding Company to be delivered to the shareholders of the Bank under the Share Transfer Plan will be approximately the same (“1:1”). The number of shares constituting one share unit of the Joint Holding Company will be 100 shares.

If there are any fractional shares less than one share in the common stock of the Joint Holding Company that must be delivered to the shareholders of the Banks as a result of the Share Transfer, the amount in proportion to such fractional portion less than one share shall be paid to the relevant shareholders in accordance with the provisions of Article 234 of the Companies Act (Law No. 86 of July 26, 2005 (as amended); hereinafter the same shall apply) and the provisions of other related laws and regulations.

Please note that the above-mentioned share transfer ratio is subject to change through mutual consultation between the Banks if any material change occurs to, or if it is found that there is any event that will have a significant impact on, the property condition or financial condition of Higo Bank or the Bank during the period from the preparation date of the Share Transfer Plan to the formation date of the Joint Holding Company.

(Note 2) Number of new shares to be delivered by the Joint Holding Company (planned)

463,407,669 shares of common stock

The above number is based on the total number of issued and outstanding shares of Higo Bank common stock as of December 31, 2014, i.e. 230,755,291 shares, and the total number of issued and outstanding shares of the Bank’s common stock as of December 31, 2014, i.e. 210,403,655 shares. Each bank plans to cancel its treasury stock that it owns, to the extent practically possible, immediately before the Joint Holding Company acquires all of the Banks’ issued and outstanding shares (the “Record Time”). Accordingly, the amount of Higo Bank treasury stock as of December 31, 2014, i.e. 256,172 shares, and the amount of the Bank’s treasury stock as of December 31, 2014, i.e. 576,132 shares, are excluded from the calculation of the above-mentioned numbers of new shares of common stock to be delivered by the Joint Holding Company.

If the amount of the Banks’ treasury stock as of December 31, 2014 changes on or before the Record Time, such as where a shareholder of Higo Bank or the Bank exercises its right to demand such bank to repurchase such shareholder’s shares, the number of new shares to be delivered by the Joint Holding Company may change.

(Note 3) Treatment of shares less than one share unit

The shareholders of the Banks who receive a fractional unit (a unit equals 100 shares) of Joint Holding Company common stock as a result of the Share Transfer will not be able to sell their fractional units on the TSE or any other financial instruments exchange. The shareholders who hold such fractional units may compel the Joint Holding Company to repurchase their fractional units in accordance with the provisions of Article 192(1) of the Companies Act. In accordance with Article 194(1) of the Companies Act, the shareholders holding fractional units may compel the Joint Holding Company to offer for sale the number of shares necessary to achieve a whole unit with respect to shares for which they only have a fractional unit.

2. Schedule

March 27, 2015 (Friday)	Resolution at the board of directors meeting regarding the Business Integration Agreement and Share Transfer Plan entering into the Business Integration Agreement and preparing the Share Transfer Plan

March 31, 2015 (Tuesday)	Reference date for annual general meeting of shareholders of the Banks

June 23, 2015 (Tuesday) (planned)	Annual general meeting of shareholders of the Banks for approval of the Share Transfer Plan

September 28, 2015 (Monday) (planned)	Delisting the shares of the Banks from the TSE and FSE

October 1, 2015 (Thursday) (planned)	Registration of the incorporation of the Joint Holding Company (Effective Date) and listing of shares of the Joint Holding Company

Please note that the above schedule may change in the future upon discussion between the Banks, due to reasons such as unforeseeable requirements arising in the course of implementing the Share Transfer.

3. Company overview (as of end of December 2014)

	Trade name	The Higo Bank, Ltd.	The Kagoshima Bank, Ltd.

	Content of business	Ordinary banking business	Ordinary banking business

	Date of establishment	July 25, 1925	October 6, 1879

	Location of head office	13-5, Koyamachi 1-chome, Chuo-ku, Kumamoto-shi, Kumamoto prefecture	6-6, Kinsei-cho, Kagoshima-shi, Kagoshima prefecture

	Representative	Takahiro Kai, President	Motohiro Kamimura, President

	Capital	18,128 million yen	18,130 million yen

	Number of issued shares	230,755 thousand shares	210,403 thousand shares

	Total assets (consolidated)	4,520,643 million yen	4,077,604 million yen

	Net assets (consolidated)	295,502 million yen	311,814 million yen

	Deposit balance (nonconsolidated)	4,009,093 million yen	3,595,059 million yen

	Loan balance (nonconsolidated)	2,656,231 million yen	2,636,657 million yen

	Fiscal year end	March 31	March 31

	Number of employees (nonconsolidated)	2,283	2,359

	Number of branches (including subbranches )	122	152

Results of operations	Fiscal year	FY ended March 2014	FY ended March 2014

	Ordinary income (consolidated)	86,004 million yen	79,030 million yen

	Ordinary profit (consolidated)	19,904 million yen	14,646 million yen

	Net profit (consolidated)	11,826 million yen	9,653 million yen

4. Status of the Newly Established Company in the Share Transfer

Trade name	Kyushu Financial Group, Inc.

Location of head office	6-6, Kinsei-cho, Kagoshima-shi, Kagoshima prefecture

Location of headquarters	1, Renpeicho, Chuo-ku, Kumamoto-shi, Kumamoto prefecture

Representatives and officers (planned)	Chairman and Representative Director: Takahiro Kai	(currently, President of Higo Bank)

	President and Representative Director: Motohiro Kamimura	(currently, President of Kagoshima Bank)

	Director: Shiichiro Shimoyama	(currently, Representative Director and Senior Managing Executive Officer of Higo Bank)

	Director: Akihisa Koriyama	(currently, Senior Managing Director of Kagoshima Bank)

	Director: Tsuyoshi Mogami	(currently, Director and Managing Executive Officer of Higo Bank)

	Director: Hiroyuki Matsunaga	(currently, Director and General Manager of Corporate Planning Division of Kagoshima Bank)

	Director: Koji Tsumagari	(currently, Corporate Auditor of Kagoshima Bank)

	Director: Tooru Hayashida	(currently, Executive Officer and General Manager of General Planning Division of Higo Bank)

	Director: Katsuaki Watanabe	(currently, Senior Advisor of Toyota Motor Corporation)

	Director: Takejiro Sueyoshi	(currently, Special Advisor to UNEP Financial Initiative)

	Corporate Auditor: Toyonori Ueno	(currently, Director and Senior Managing Executive Officer of Higo Bank)

	Corporate Auditor: Satoru Motomura	(currently, Corporate Auditor of Kagoshima Bank)

	Corporate Auditor: Kenichi Sekiguchi	(currently, Special Advisor of Meiji Yasuda Life Insurance Company)

	Corporate Auditor: Katsuro Tanaka	(currently, Senior Managing Partner of TMI Associates)

	Corporate Auditor: Yuko Tashima	(currently, attorney)

(Note 1) Directors Katsuaki Watanabe and Takejiro Sueyoshi are outside directors as defined under Article 2(15) of the Companies Act.

(Note 2) Corporate Auditors Kenichi Sekiguchi, Katsuro Tanaka and Yuko Tashima are outside corporate auditors as defined under Article 2(16) of the Companies Act.

Capital	36,000 million yen

Capital reserve	9,000 million yen

Fiscal year end	March 31

5. Overview of Accounting in Connection with the Share Transfer

The purchase method of accounting is expected to be used, since the Share Transfer is regarded as an acquisition under the Accounting Standards for Business Combinations. The amount of goodwill (or negative goodwill) arising as a result of the Share Transfer has not been determined at the present stage.

(Per share information)

Net equity per share	1,485.55 yen
Net income per share for current year	64.85 yen